Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Form S-3 of our report dated March 13, 2008 on the consolidated financial statements of Nara Bancorp, Inc. and Subsidiaries, and our report dated the same date on the effectiveness of internal control over financial reporting of Nara Bancorp, Inc., which reports are included in Form 10-K for Nara Bancorp, Inc. for the year ended December 31, 2007.

/s/ Crowe Horwath LLP

South Bend, Indiana

December 12, 2008